Exhibit 4.4

FIRST AMENDMENT TO RIGHTS AGREEMENT
This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 29, 2018, is by and between Columbus McKinnon Corporation, a New York corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability Trust company, as rights agent (the “Rights Agent”). Certain capitalized terms used but not defined in this Amendment are used as defined in the Rights Agreement (as defined below).
RECITALS
WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of May 18, 2009 (the “Rights Agreement”);
WHEREAS, Section 26 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or Common Shares;
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment; and
WHEREAS, the Board of Directors of the Company has authorized the amendments set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:
1. Section 7.1 of the Rights Agreement is hereby amended to replace the date “May 18, 2019” with the date “March 31, 2018”.
2. In each place where it appears in the exhibits to the Rights Agreement, the date “May 18, 2019” is hereby replaced with the date “March 31, 2018”.
3. Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Rights Agreement. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “hereto”, “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended by this Amendment.
4. This Amendment shall be deemed to be a contract made under the internal laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

COLUMBUS MCKINNON CORPORATION

By:	Name: Mark D. Morelli Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to First Amendment to Rights Agreement]